Exhibit 10.9

LENDBUZZ INC.

210 Broadway

Cambridge, MA 02139

May 12, 2017

Amitay Kalmar

Dear Amitay:

It is my pleasure to offer you full-time employment with LendBuzz Inc., a corporation organized and existing under the laws of the State of Delaware (“LendBuzz” or “Company” or “Employer”). The following sets forth the terms and conditions of our offer.

1.

Position. Your position at the Company will be Chief Executive Officer. This is an offer for full-time employment and, if accepted, you will be expected to devote five days each week and your best professional efforts to the performance of your duties and responsibilities for the Company and to abide by all of its policies and procedures, as in effect from time to time. You will be expected to perform the duties of your position and such other duties as may be assigned to you from time to time. Moreover, during your employment with LendBuzz you will be expected to conduct your business activities at all times in accordance with the highest legal, ethical and professional standards.

2.

Start Date; Nature of Relationship. Your employment start date with the Company will be May 12, 2017. Your employment will at all times remain “at-will” employment, which means that either you or the Company may terminate your employment at any time for any reason or for no reason, with or without any prior notice. No provision of this letter, and no actions by either you or LendBuzz shall be construed to create a promise of employment for any specific period of time.

3.

Compensation. Your compensation shall be as set forth on Attachment A to this letter, payable in accordance with the Company’s regular payroll practices (currently semimonthly), as in effect from time to time, after deducting any legally required deductions for Federal and State taxes and other deductions which may be required by law, or other deductions which you may authorize from time to time. The Company may review the compensation and to adjust it from time to time in its sole discretion. This review is typically done annually, but may be done more frequently.

4.	Options.

4.1 No options to be granted.

5

Employee NDA. Enclosed for your review is a copy of LendBuzz’s Non-Disclosure, Non-Competition and Assignment of Intellectual Property Agreement (“NDA”). This offer is conditioned on your signing this NDA and your continuing willingness thereafter to abide by its terms. You are required to sign the NDA when you countersign this offer letter. In making this offer, we understand that you are not under any obligation to any former employer or any person, firm or corporation which would prevent, limit, or impair in any way the performance by you of your duties as a an employee of LendBuzz.

6	Before You Start. The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. Enclosed is a copy of the Form I-9 that you will be required to complete. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

7

Miscellaneous. This letter constitutes our entire offer regarding the terms and conditions of your prospective employment with LendBuzz. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. The terms of your employment shall be governed by the laws of The Commonwealth of Massachusetts.

If the terms of this offer are acceptable to you, please sign this letter and the enclosed NDA, and return them to my attention within 72 hours. In accepting this offer, you give LendBuzz assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment that are not set forth in expressly in this letter.

We are excited to offer you the opportunity to join LendBuzz and we look forward to having you on board. We are confident that you will make an important contribution to our unique and exciting enterprise.

Sincerely,

Amitay Kalmar

CEO, LendBuzz Inc.

Accepted and agreed:
Print Name

Amitay Kalmar
Signature

/s/ Amitay Kalmar

Date 5/12/17

ATTACHMENT

A

Compensation

Base Salary: $120,000 (One hundred and twenty thousand) per year.

APPENDIX – EMPLOYEE NDA

CONFIDENTIALITY/ASSIGNMENT OF INVENTIONS/NON-SOLICITATION AGREEMENT